Exhibit 3.32

Exhibit B

OPERATING AGREEMENT

OF

AMERICAN CONSOLIDATED TECHNOLOGIES, L.L.C.

ii

OPERATING AGREEMENT

OF

AMERICAN CONSOLIDATED TECHNOLOGIES, L.L.C.

This Operating Agreement dated as of August 9th, 2002 by and among Farideh R. Bagne, Ph.D., J.D. and Alexander Bagne, as Members.

WITNESSETH

Recitals

The parties desire to form a Michigan Limited Liability Company and to provide for its governance in accordance with this Operating Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE ONE

Definitions

The terms set forth below as used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article One.

1.1                                          “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by a Member, whenever made.

1.2                                          “Cash Flow” or “Net Cash Flow” shall have the meaning set forth in Section 4.3 hereof.

1.3                                          “Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

1.4                                          “Company” means the Limited Liability Company organized and operated pursuant to this Agreement.

1.5                                          “Economic Interest Owner” means a Person to whom a Member has assigned its Interest after compliance with Section 6.1C hereof, but who shall not be admitted as a Substitute Member and shall not be entitled to participate in management, vote, consent to or otherwise participate in any decision of the Members.

1.6                                          “Interest” means a Member’s equity holding in the Company. The Interest of each Member shall be determined by dividing such Member’s Capital Contribution(s) by the total Capital Contributions made by all Members.

1.7                                          “Majority In Interest” shall mean Members whose combined Interests represent over 50% of the outstanding Interests of all Members.

1.8                                          “Members” means those persons signatory hereto as listed on Exhibit A attached hereto.

1.9                                          “Michigan Act” means the Michigan Limited Liability Company Act, MCL 450.4200 et sec, or any amendment thereof.

1.10                                “Substituted Member” means any person admitted to the Company as a Member pursuant to the provisions of Section 6.1C.

1.11                                “Withdrawal Event” means the death, permitted withdrawal, expulsion, bankruptcy or dissolution of a Member, including the death of the Grantor of a revocable trust which is a Member.

ARTICLE TWO

Formation, Name, Place of Business,
Purpose and Term

Section 2.1     Formation

The parties hereto form a limited liability company pursuant to the provisions of the Michigan Act.

Section 2.2      Name, Place of Business, Resident Agent

The Company shall be conducted under the name American Consolidated Technologies, L.L.C. The principal place of business and registered office of the Company unless changed by the Members shall be 70 Fulton Street, Pontiac, MI 48341. Notification of any such change in the Company’s place of business and principal office shall be given to the Members. Farideh R. Bagne, Ph.D., J.D. is designated as the initial Resident Agent for the Company.

Section 2.3       Purpose

The purpose and character of the business of the Company is to own and lease real estate and to furnish management services to health care providers. The Company may engage in any activity for which limited liability companies may be formed under the Michigan Act; i.e., for any lawful purpose.

Section 2.4       Term

The duration of the Company shall be perpetual.

Section 2.5         Tax Entity

It is the intention of the Members that the Company shall constitute a partnership for purposes of federal and state taxation.

ARTICLE THREE

Members and Capital

Section 3.1         Members

The names and addresses of the Members are set forth on Exhibit “A” attached hereto.

Section 3.2         Initial Capital Contributions; Capital Accounts; Interests

The Members have contributed their partnership interests in American Consolidated Technologies, a Michigan partnership (the “Partnership Interests”).

Section 3.3         Additional Capital

3.3A                         The Members shall not be required to make capital contributions in addition to the capital contributions of their Partnership Interests.

3.3B                         If a Member has agreed in writing to contribute cash or other property to the capital of the Company, such Member’s death or disability prior to making such contribution shall not excuse such obligation, which may only be excused by the unanimous consent of the Members.

Section 3.4         Company Capital

3.4A                         No Member shall be paid interest on any Capital Contribution.

3.4B                         No Member shall have the right to withdraw, or receive any return of his Capital Contribution, except as may be specifically provided herein.

3.4C                         Under circumstances requiring a return of any Capital Contribution, (i) no Member shall have the right to demand and receive distributions in any form other than cash except as may be specifically provided herein; (ii) neither the Company nor any Member shall be personally liable or responsible for the return of such Capital Contributions which shall be made solely from Company assets; and (iii) no Member shall be compelled to accept a noncash distribution unless such in-kind distributions are made to all Members in proportion to their interests in the Company.

Section 3.5         Liability of Members

No Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company. For purposes of this Section 3.5, it is the intent of the Members that no distribution (or any part of any distribution) made to any Member pursuant to Section 4.3 or 4.4 of this Agreement shall be deemed a return or withdrawal of capital, even if such distribution represents (in full or in part) a distribution of depreciation or any other noncash item accounted for as a loss or deduction from or offset to the Company’s income, and that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, then such Member shall return any such distribution to the Company.

Section 3.6         Capital Contributions to Restore Capital Accounts at Termination of the Company

Anything contained in this Agreement to the contrary notwithstanding, if any Member shall have a negative balance in his Capital Account upon liquidation of the Company or upon liquidation of a Member’s Interest in the Company, after giving effect to the allocation of all items of income, gain, loss and deduction for all fiscal years of the Company through and including the fiscal year of such liquidation, such Member will be obligated to make an additional capital contribution to the Company by the end of the fiscal year of liquidation (or, if later, within ninety (90) days after the date of such liquidation), in an amount sufficient to eliminate the negative balance in such Member’s Capital Account and the Company shall thereupon distribute a like amount to any Member(s) with (a) positive balance(s) in his (their) Capital Account(s). This provision is solely for the benefit of the Members and may not be enforced by any creditor of the Company or anyone who is not a party hereto.

ARTICLE FOUR

Allocation of the Profits, Losses and Distributions of the Company

Section 4.1         Allocation of the Profits and Losses of the Company

4.1A                         All items of income, gain, loss and deduction of the Company for each fiscal year shall be allocated among the Members in accordance with their Interests.

4.2                    Distributions of Net Cash Flow:

4.2A                         With respect to each fiscal year of the Company, the Company shall, at such intervals as the Members determine, distribute the Net Cash Flow of the Company to the Members in accordance with their Interests.

4.2B                         “Net Cash Flow” shall mean the Net Income from Company operations (on a cash basis), to which shall be added (i) any noncash deductions such as depreciation or amortization and (ii) any Reserves set aside for prior years, not utilized and no longer deemed necessary to be held as Reserves, and from which shall be subtracted (1) such Reserves as the Members may from time to time determine necessary and (2) any salaries, draws or bonuses paid to the Members.

Section 4.3         Distribution of Net Sale or Refinancing Proceeds:

4.3A                         The Net Sale or Refinancing Proceeds received by the Company, to the extent (and only to the extent) that the Members elect not to have such Net Sale or Refinancing Proceeds set aside, used and/or paid by the Company (i) for working capital requirements, (ii) as reserves for contingencies, for the replacement or preservation of any Company assets, to provide for accrued liabilities, to provide for payment or satisfaction of any Company debts or obligations and/or for any other Company purposes, (iii) to discharge Company debts or obligations including loans from the Members, (iv) as collateral (or to acquire collateral) for any Company debts or obligation, or (v) for any Company purposes, shall be distributed to, and allocated among the Members in accordance with their Interests.

4.3B                         Except as otherwise provided in this Section 4.3B as used herein, “Net Sale or Refinancing Proceeds” means the proceeds of the sale or refinancing of any property or asset of the Company, less the expenses of such sale and less the portion of such proceeds utilized to discharge any indebtedness of the Company;

ARTICLE FIVE

Rights, Powers and Duties of Members

Section 5.1         Management and Control of the Company

5.1A The business of the Company shall be managed by the Members. The vote of each Member shall be based on such Member’s Interest. The affirmative vote or consent of a Majority In Interest of the Members shall be binding on the Company.

Section 5.2         Authority of the Members

5.2A                         Except to the extent otherwise provided herein, the Members, on behalf of the Company, are hereby authorized to operate the business of the Company and to maintain, finance, improve, obtain insurance on, grant options with respect to, sell, convey, assign, mortgage, exchange or lease any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Company.

5.2B                         The Members shall devote to the Company such time as may be necessary for the proper performance of their duties hereunder but shall not be expected to devote their full time to the performance of such duties.

Section 5.3         Priority and Return of Capital

No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to the Profits, Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

Section 5.4         Liability of a Member to the Company

A Member who receives a distribution made by the Company with knowledge of facts indicating that such distribution is either in violation of this Operating Agreement or Section 307 of the Michigan Act, is liable to the Company for a period of two years after such distribution for the amount of the distribution such Member accepts or receives.

Section 5.5         Tax Matters Member

The Tax Matters Member within the meaning of a “tax matters partner” under §6231(a)(7) of the Code, shall be Farideh R. Bagne, Ph.D., J.D.. The Members may designate any other Member as Tax Matters Member, The Tax Matters Member shall have all rights and responsibilities of that position described in Sections 6222 through 6232 of the Code. Each Member irrevocably appoints the Tax Matters Member as his attorney-in-fact with full power and authority to act in his and on his behalf in negotiating, settling or refusing to settle all tax issues raised relating to the Company. The Company shall indemnify and hold the Tax Matters Member harmless from and against any claim, loss, expense, liability, action or damage, including attorney fees and costs, resulting from its acting or failing to act as Tax Matters Member.

ARTICLE SIX

Transferability of Members’ Interest

Section 6.1         Restrictions on Transfer of Interests

6.1A                         Transfer of Interests in the Company which are not made in compliance with Section 6.1B or 6.1C shall be of no force or effect.

6.1B                         Members may assign their Interests to trusts created by them for estate planning purposes of which they are the sole Trustee (“Permitted Assignee”).

6.1C                         Except for transfers to Permitted Assigns, a Member shall not transfer, assign or convey his Interest without first offering the same in writing to the other Members on the same terms and conditions as are contained in a bona fide offer received by the transferring Member, a copy of which shall be provided to the Members. The Members shall have thirty (30) days from the receipt of a copy of the bona fide offer to accept said offer and acquire the interest of the transferring Member in accordance therewith. If any Member declines to acquire his pro rata share of the transferring Member’s Interest, the remaining Members shall have the right to acquire the same. If such Interest is not so acquired by the Members, the transferring Member may transfer his Interest in accordance with the bona fide offer to the transferee named therein, so long as the transfer is completed within thirty (30) days thereafter. Any transferee shall take the interest subject to the continuing application hereof, but shall not become a Member without the unanimous approval of the Members. Any transferee not so approved shall be deemed to be an Economic Interest Owner to the extent of the Interest assigned to such transferee and shall be entitled to allocations pursuant to Article 4 hereof, but shall have no voting rights or voice in management.

Section 6.2         Assignees and Substitute Members

6.2A                         Except as may be set forth in Section 6.3, if a Member dies, his personal representative or trustee, or, if he is adjudicated incompetent, his guardian or conservator, or, if he becomes bankrupt, the receiver or trustee of his estate, shall have all the rights of an Economic Interest Owner for the purpose of settling or managing his estate and such power as the decedent or incompetent possessed to assign all or any part of his Interest and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a Substituted Member.

6.2B                         A Person who is the assignee of all or any fraction of an Interest of a Member, but who does not become a Substituted Member as above set forth and is therefore an Economic Interest Owner and who desires to make a further assignment of such Interest, shall be subject to all the provisions of this Article Six to the same extent and in the same manner as any Member desiring to make an assignment of his Interest.

Section 6.3         Withdrawal Event of a Member.

The Company shall not be dissolved upon the occurrence of a Withdrawal Event of a Member. In the event of the death of a Member (including the Grantor of a revocable living trust which is a Member), so long as the deceased Member was not the sole Member of the Company, the interest of the decedent shall be converted to a Class B Interest and the Members holding same shall have no role or vote in the management of the Company, but shall have the same rights to profits, losses and distributions as the deceased Member. If the deceased Member was the sole Member of the Company, his successor shall have full voting rights.

Section 6.4         Permitted Withdrawal

No Member shall be permitted to resign, retire or otherwise voluntarily withdraw from the Company (other than by making an assignment to a Permitted Assignee) without the approval of those Members specified in Section 5.1A hereof. No Member who withdraws from the Company, whether with such approval or otherwise, shall be entitled to any further distribution from the Company.

Section 6.5         Additional Members

Additional Members may be admitted to the Company upon the (i) approval of the Members holding Interests specified in Section 5.1A hereof and (ii) execution by such Additional Member(s) of a counterpart of this Agreement.

ARTICLE SEVEN

Dissolution and Liquidation of the Company

Section 7.1         Events Causing Dissolution

7.1A           The Company shall terminate upon the happening of any of the following events:

(i)                             the satisfaction of payment of all amounts due to the Company pursuant to the sale of the last remaining Company Property;

(ii)                          the election by Members holding Interests as specified in Section 5.1A hereof;

(iii)                       the happening of any other event causing the dissolution of the Company under the Michigan Act and not otherwise addressed specifically herein.

Section 7.2         Liquidation

7.2A                         Upon dissolution of the Company, the Members shall liquidate the assets of the Company, apply and distribute the proceeds thereof as contemplated by Section 7.2C of this Agreement and cause the filing of a Certificate of Dissolution.

7.2B                         If any assets of the Company are to be distributed in kind, subject to the provisions of Section 3.4 hereof, such assets shall be distributed on the basis of the fair market value thereof and any Member entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled. The fair market value of such assets shall be determined by an independent appraiser.

7.2C                         All distributions upon liquidation of the Company, including distributions in kind, shall be deemed to be distributions arising from sales or refinancings and shall be made first to those Members having positive capital account balances, to the extent of such balances and then to the Members in accordance with their Interests. Each holder of an Interest in the Company shall look solely to the assets of the Company for all distributions with respect to the Company and his Capital Contribution thereto and share of Cash Flow and Net Sale and Refinancing Proceeds, and shall have no recourse therefor (upon dissolution or otherwise) against any Member.

ARTICLE EIGHT

Meetings and Voting Rights of Members

Section 8.1         Meetings

8.1A                         Meetings of the Members for any purpose may be called by any Member based on a written notification as set forth in Section 8.1B hereof.

8.1B                         A Notification of any such meeting shall be given either personally or by mail within ten (10) days after receipt of such request and not less than ten (10) days before the date of the meeting, to each Member at his record address, or at such other address which he may have furnished in writing to the Company. Such Notification shall be in writing, and shall state the place, date and hour of the meeting, and shall indicate that it is being issued at or by the direction of the Member or Members calling the meeting. The

Notification shall state the purpose or purposes of the meeting. If a meeting is adjourned to another time or place, and if any announcement of the adjournment of the time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting. The presence in person or by proxy of a majority in interest of the Members shall constitute a quorum at all meetings of the Members; provided, however, that if there be no such quorum, holders of a majority in interest of such Members so present or so represented may adjourn the meeting from time to time without further notice, until a quorum shall have been obtained. No Notification of the time, place or purpose of any meeting of Members need be given to any Member who attends in person or is represented by proxy (except when the Member attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened), or to any Member entitled to such Notification who, in writing, either before or after the time thereof, waives such notice.

8.1C                         Voting shall be in accordance with Interests. Each Member may authorize any person or persons to act for him by proxy in all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or his attorney-in-fact. Every proxy shall be revocable at the pleasure of the Member executing it.

ARTICLE NINE

Miscellaneous Provisions

Section 9.1         Amendments

Members holding Interests specified in Section 5.1A may amend this Agreement; provided, however, that without the permission of the Members to be adversely affected by the amendment, this Agreement may not be amended so as to (i) modify the limited liability of a Member or (ii) alter the interest of a Member in Profits, Losses, Net Cash Flow or Net Sale or Refinancing Proceeds.

Section 9.2         Parties in Interest

The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, personal representatives, successors and assigns of the respective parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person any rights or remedies under or by this Agreement.

Section 9.3         Severability of Provisions

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 9.4         Captions

The captions contained in this Agreement (including exhibits and schedules) are for convenience only, form no part of this Agreement and shall not in any manner amplify, limit, modify or otherwise affect the interpretation of this Agreement.

Section 9.5         Gender and Number

As used in this Agreement (including exhibits and schedules), the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MEMBERS:

/s/ Farideh R. Bagne
Farideh R. Bagne, Ph.D., J.D.

/s/ Alexander Bagne
Alexander Bagne

354386

EXHIBIT “A”

MEMBER	INTEREST

Farideh R. Bagne, Ph.D., J.D.	99%

Alexander Bagne	1%